    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 2000
                                                     REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         CALYPTE BIOMEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                              3826                             06-1226727
 (State or other jurisdiction of)      (Primary Standard Industrial     (I.R.S. employer incorporation or
                                       Classification Code Number)               organizational)

       1265 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502, (510) 749-5100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                 NANCY E. KATZ
         Chief Executive Officer, President and Chief Financial Officer
                         Calypte Biomedical Corporation
                            1265 Harbor Bay Parkway
                           Alameda, California 94502
                                 (510) 749-5100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   Copies to:
                             BRUCE W. JENETT, ESQ.
                        Heller Ehrman White & McAuliffe
                             525 University Avenue
                          Palo Alto, California 94301
                             (650) 324-7000 (phone)
                              (650) 324-0638 (fax)
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                            AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED        REGISTERED (1)          SHARE (3)              PRICE          REGISTRATION FEE
Common Stock (2).......................       6,000,000             $1.9687          $11,812,200.00          $3,118.00

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock of the Company, the number of shares registered hereby shall be automatically increased pursuant to Rule 416 to cover the additional shares of common stock.

(2) Represents shares issued in a private transaction.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices reported on the consolidated reporting system for the Nasdaq SmallCap Market on October 31, 2000 of $1.9687.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2000

The information in this prospectus is incomplete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            ------------------------

                             PRELIMINARY PROSPECTUS
                             UP TO 6,000,000 SHARES
                         CALYPTE BIOMEDICAL CORPORATION
                                  COMMON STOCK

CALYPTE BIOMEDICAL CORPORATION                 The selling security holders may use this
                                               prospectus to resell up to 6,000,000 shares
                                               of our common stock.

1265 Harbor Bay Parkway                        We will not receive any of the proceeds from
Alameda, California 94502                      the sale of the shares by the selling
(510) 749-5100                                 security holders. However, we will receive
                                               the sale price of any common stock that we
                                               sell to Townsbury Investments Limited under
                                               the common stock purchase agreement described
                                               in this prospectus or upon the exercise for
                                               cash of the stock purchase warrants held by
                                               Townsbury Investments Limited. We will pay
                                               the costs of registering the resale of such
                                               shares under this prospectus, including legal
                                               fees.

Our common stock is listed on the Nasdaq       The selling security holders may offer shares
SmallCap Market under the symbol "CALY". The   of common stock of Calypte to purchasers in
last reported sales price for our common       transactions on the Nasdaq SmallCap Market,
stock on the Nasdaq SmallCap Market on         in negotiated transactions, or otherwise, or
November 2, 2000 was $2.06 per share.          by a combination of these methods. The
                                               selling security holders may sell the shares
                                               through broker-dealers who may receive
                                               compensation from the selling security
                                               holders in the form of discounts or
                                               commissions. Townsbury Investments Limited is
                                               an "underwriter" within the meaning of the
                                               Securities Act of 1933 in connection with
                                               such sales.

    This investment involves a high degree of risk. See "Risk Factors" beginning on Page 5.

    We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

               The date of this Prospectus is             , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................      2

The Company.................................................      3

Recent Developments.........................................      3

The Offering................................................      4

Risk Factors................................................      5

Use of Proceeds.............................................     12

The Common Stock Purchase Agreement.........................     12

Selling Security Holders....................................     19

Plan of Distribution........................................     20

Legal Matters...............................................     22

Experts.....................................................     22

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

    1. The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 1999.

    2. The Company's Quarterly Reports on Form 10-Q for the period ended March 31, 2000 and June 30, 2000.

    4. The description of the common stock contained in the Company's Registration Statement filed on Form 8-A, as filed with the SEC on July 10, 1996 and December 16, 1998.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Calypte Biomedical Corporation
                            1265 Harbor Bay Parkway
                           Alameda, California 94502
                              Attention: President
                           Telephone: (510) 749-5100.

    You should rely only on information incorporated by reference or provided in this Prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

    From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

    - fluctuations in our operating results;

    - announcements of technological innovations or new products which we or our competitors make;

    - FDA and international regulatory actions;

    - availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

    - developments with respect to patents or proprietary rights;

    - public concern as to the safety of products that we or others develop;

    - changes in health care policy in the United States or abroad;

    - changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally;

    - fluctuations in market demand for and supply of our products; and

    - price and volume fluctuations in the stock market at large which do not relate to our operating performance.

    For a further discussion of these and other significant factors to consider in connection with forward-looking statements, see the discussion in this Prospectus under the heading "RISK FACTORS".

                                  THE COMPANY

    Calypte Biomedical Corporation ("Calypte" or the "Company") believes that it is a leader in the development of a urine-based screening test for the detection of antibodies to the Human Immunodeficiency Virus, Type-1 ("HIV-1"), the putative cause of Acquired Immunodeficiency Syndrome ("AIDS"). The Company has integrated several proprietary technologies to develop a test which, in recent Company-funded clinical trials conducted by or on behalf of the Company, detected the presence of HIV antibodies in urine with 99.7% sensitivity in subjects known to be HIV-1 infected (as identified through blood-based screening tests). In subjects at low risk for HIV ("low risk subjects"), the specificity of the screening test with a companion Western Blot supplemental test was 100%. Calypte believes that its proprietary urine-based test offers significant advantages compared to existing blood-based tests, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. Urine collection is non-invasive and painless, and urine is the most commonly collected body fluid. The Company estimates that most customers will find the cost of collecting, handling, testing and disposing of urine specimens to be significantly less than that of blood or other bodily fluid specimens. Independent studies report that the likelihood of finding infectious HIV virus in urine is extremely low, which greatly reduces the risk and cost of accidental exposure to health care workers, laboratory personnel, and patients being tested.

    We were incorporated as a Delaware corporation in 1996. On October 31, 2000, we had approximately 65 full-time employees. We are located at 1265 Harbor Bay Parkway, Alameda, California 94502, telephone number (510) 749-5100.

                              RECENT DEVELOPMENTS

    We and Townsbury Investments Limited ("TIL") signed a common stock purchase agreement dated November 2, 2000 for the future issuance and purchase of our common stock. The initial closing of the transaction took place on November 2, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates like this: the investor, TIL, committed up to $25 million to purchase our common stock over a twelve month period. Once during each draw down pricing period, we may request a draw of up to $6 million of that money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw. The amount of money that TIL will provide to us and the number of shares we will issue to TIL in return for that money is settled twice during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. TIL receives a 5% discount to the market price for the 22 day period and we receive the settled amount of the draw down. See "The Common Stock Purchase Agreement."

                                  THE OFFERING

Common stock outstanding as of October 26,
  2000                                         25,238,037 shares

Shares offered by selling security holders     6,000,000 shares

Risk Factors                                   The shares involve a high degree of risk.
                                               Investors should carefully consider the
                                               information set forth under "RISK FACTORS".

Use of Proceeds                                We will not receive any proceeds from the
                                               sale of the shares by the selling security
                                               holders.

Nasdaq trading symbol                          CALY

                                  RISK FACTORS

    In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating our business before purchasing the shares offered in this Prospectus.

UNCERTAIN MARKET ACCEPTANCE OF OUR UNIQUE METHOD OF DETERMINING THE PRESENCE OF HIV ANTIBODIES.

    Our products incorporate a unique method of determining the presence of HIV antibodies. There can be no assurance that we will obtain:

    - any significant degree of market acceptance among physicians, patients or health care payors; or

    - recommendations and endorsements by the medical community which are essential for market acceptance of the products.

We have FDA approval to market our urine HIV-1 screening and supplemental tests and test kits in the United States and we have been marketing these products since July, 1998. To date, however, these products have only generated limited revenues and not achieved significant market penetration. The failure of our products to obtain market acceptance could cause us to cease operations.

WE HAVE LIMITED EXPERIENCE SELLING AND MARKETING OUR HIV-1 URINE-BASED SCREENING TEST.

    We have limited experience marketing and selling our products either directly or through our distributors. The success of our products depends upon alliances with third-party distributors. There can be no assurance that:

    - our direct selling efforts will be effective;

    - our distributors will successfully market our products; or

    - if our relationships with distributors terminate, we will be able to establish relationships with other distributors on satisfactory terms, if at all.

Any disruption in our distribution, sales or marketing network could reduce our sales revenues and cause us to expend more resources on market penetration.

OUR DISTRIBUTION AND SALES NETWORK FOR U.S. HOSPITALS, PUBLIC HEALTH AND REFERENCE LABORATORY MARKETS HAS THUS FAR FAILED TO YIELD SIGNIFICANT SALES AND REVENUES.

    We have entered into distribution agreements with distributors of medical products to domestic healthcare markets including the distribution agreement announced in September, 1999 with Carter Wallace Inc. and the Sentinel HIV and STD testing service announced in May, 2000. Those arrangements have thus far failed to yield significant sales and revenues. We are continuing to examine alternative approaches to penetrate domestic healthcare markets including restructuring our existing distribution relationships and expanding our direct sales efforts. If our efforts to market our products to domestic hospitals, public health and reference laboratories fail to yield significant amounts of revenues, we may have to cease operations.

WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO SUSTAIN LOSSES IN THE FUTURE.

    We have incurred losses in each year since our inception. Our net loss for the nine months ended September 30, 2000 was $8.4 million and our accumulated deficit as of September 30, 2000 was $75.2 million. We expect operating losses to continue as we continue our marketing and sales activities of our FDA-approved products and conduct additional research and development for subsequent products.

OUR QUARTERLY RESULTS MAY FLUCTUATE DUE TO CERTAIN REGULATORY, MARKETING AND COMPETITIVE FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL.

    The factors listed below, some of which we cannot control, may cause our revenues and results of operations to fluctuate significantly:

    - actions taken by the FDA or foreign regulatory bodies relating to our products;

    - the extent to which our products and our Sentinel HIV and STD testing service gain market acceptance;

    - the timing and size of distributor purchases; and

    - introductions of alternative means for testing for HIV by competitors.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING THAT WE MAY NEED IN THE
FUTURE.

    The report of KPMG LLP covering the December 31, 1999, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We may need to raise more money to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place us in significant financial jeopardy.

WE DEPEND UPON THE VIABILITY OF THREE PRODUCTS--OUR HIV-1 URINE-BASED SCREENING TEST AND OUR URINE AND BLOOD-BASED SUPPLEMENTAL TESTS.

    Our HIV-1 urine-based screening test and our urine and blood-based supplemental tests are our only products. Accordingly, we may have to cease operations if our tests fail to achieve market acceptance or generate significant revenues.

OUR PRODUCTS DEPEND UPON RIGHTS TO TECHNOLOGY THAT WE HAVE LICENSED FROM THIRD PARTY PATENT HOLDERS AND THERE CAN BE NO ASSURANCE THAT THE RIGHTS WE HAVE UNDER THESE LICENSING AGREEMENTS ARE SUFFICIENT OR THAT WE CAN ADEQUATELY PROTECT THOSE RIGHTS.

    We currently have the right to use patent and proprietary rights that are material to the manufacture and sale of our HIV-1 urine-based screening test under licensing agreements with New York University, Repligen and the Texas A&M University System. We also have the right to use patent and proprietary rights that are material to the manufacture and sale of our HIV-1 serum-based supplemental test under a licensing agreement with National Institutes of Health.

WE RELY ON SOLE SOURCE SUPPLIERS THAT WE CANNOT QUICKLY REPLACE FOR CERTAIN COMPONENTS CRITICAL TO THE MANUFACTURE OF OUR PRODUCTS.

    Any delay or interruption in the supply of these components could have a material adverse effect on us by significantly impairing our ability to manufacture products in sufficient quantities, particularly as we increase our manufacturing activities in support of commercial sales.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING OUR PRODUCTS AND LITTLE EXPERIENCE IN MANUFACTURING OUR PRODUCTS IN COMMERCIAL QUANTITIES.

    We may encounter difficulties in scaling-up production of new products, including problems involving:

    - production yields;

    - quality control and assurance;

    - raw material supply; and

    - shortages of qualified personnel.

THE SUCCESS OF OUR PLANS TO ENTER INTERNATIONAL MARKETS MAY BE LIMITED OR DISRUPTED DUE TO RISKS RELATED TO INTERNATIONAL TRADE AND MARKETING AND THE CAPABILITIES OF OUR DISTRIBUTORS.

    We anticipate that international distributor sales will generate a significant portion of our revenues for the next several years. We believe that our urine-based test can provide significant benefits in countries that do not have the facilities or personnel to safely and effectively collect and test blood or other bodily fluid samples. The following risks may limit or disrupt our international sales:

    - the imposition of government controls;

    - export license requirements;

    - political instability;

    - trade restrictions;

    - changes in tariffs;

    - difficulties in managing international operations; and

    - fluctuations in foreign currency exchange rates.

Some of our distributors have limited international marketing experience. There can be no assurance that these distributors will be able to market successfully our products in foreign markets.

WE FACE INTENSE COMPETITION IN THE MEDICAL DIAGNOSTIC PRODUCTS MARKET AND RAPID TECHNOLOGICAL ADVANCES BY COMPETITORS.

    Competition in our diagnostic market is intense and we expect it to increase. Within the United States, our competitors include a number of well-established manufacturers of HIV tests using blood samples, plus at least one system for the detection of HIV antibodies using oral fluid samples. Many of our competitors have significantly greater financial, marketing and distribution resources than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective than ours. These developments could render our technologies or products obsolete or noncompetitive or otherwise effect our ability to increase or maintain our products' market share.

OUR ABILITY TO MARKET OUR PRODUCTS DEPENDS UPON OBTAINING AND MAINTAINING FDA AND FOREIGN REGULATORY APPROVALS.

    Numerous governmental authorities in the United States and other countries regulate our products. The FDA regulates our products under federal statutes and regulations related to pre-clinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the United States. If we fail to comply with FDA regulations, or the FDA believes that we are not in compliance with such regulations, the FDA can:

    - detain or seize our products;

    - issue a recall of our products;

    - prohibit marketing and sales of our products; and

    - assess civil and criminal penalties against us, our officers or our employees.

We also plan to sell our products in certain foreign countries where they may be subject to similar local regulatory requirements. The imposition of any of the sanctions described above could have a material adverse effect on us by delaying or reducing the growth in our sales revenue or causing us to expend more resources to penetrate our target markets. The regulatory approval process in the United States and other countries is expensive, lengthy and uncertain. We may not obtain necessary regulatory approvals or clearances in a timely manner, if at all. We may lose previously obtained approvals or clearances or fail to comply with regulatory requirements. The occurrence of any of these events would have a material adverse effect on Calypte by disrupting our marketing and sales efforts. Before we begin to manufacture our product at the Alameda facility, we must obtain FDA approval for that facility. Delays in receiving the FDA's approval or other difficulties which we encounter in scaling-up our manufacturing capacity to meet demand could affect our ability to maintain competitive pricing for our products and disrupt the orderly flow of product to our customers.

THE LEASE OF OUR BERKELEY, CALIFORNIA MANUFACTURING FACILITY EXPIRES ON DECEMBER 31, 2000, AND THE FDA HAS NOT YET APPROVED OUR ALAMEDA, CALIFORNIA FACILITY FOR MANUFACTURING.

    The FDA has not yet scheduled a date for its pre-approval inspection of the Company's Alameda manufacturing facility but the agency anticipates that an inspection will occur during November, 2000. If the FDA does not schedule its inspection prior to December 31, 2000 or if it raises questions regarding the facility during its inspection that will require time beyond December 31, 2000 for the Company to adequately address, there may be a period of time between the closure of the Berkeley facility and the approval of the Alameda facility during which the Company will be unable to manufacture its licensed urine screening test. Such an interruption could disrupt the orderly flow of product to customers and result in a decrease in our sales revenues. The Company is working with the FDA to ensure continuing product availability in the event that inspection of the Alameda facility is further delayed.

IN THE PAST WE HAVE RECEIVED WARNING LETTERS FROM THE FDA REGARDING THE SUFFICIENCY OF OUR MANUFACTURING RECORDS AND PRODUCTION PROCEDURES AND WE MUST CONTINUE TO SATISFY THE FDA'S CONCERNS IN ORDER TO AVOID REGULATORY ACTION AGAINST US.

    In November 1998, the Company received a Warning Letter from the FDA following an inspection by the FDA of the Company's manufacturing facilities in Berkeley and Alameda, California. On December 11, 1998, the Company responded in writing to each of the deficiencies cited in the Warning Letter. The Company subsequently received another letter from the FDA requesting further responses regarding certain of the deficiencies. The Company responded to the subsequent letter on June 1, 1999. The FDA conducted a follow-up inspection of the Berkeley and Alameda facilities from September 28 through October 7, 1999, which resulted in observations requiring corrective action or response from the Company. The Company submitted its written responses to the FDA's inspection observations on November 4, 1999. On March 21, 2000, the Company received a response from the FDA requesting additional information. Company representatives met with and provided information to FDA officials on April 27, 2000 and on May 5, 2000 responded in writing to requests for additional information. On June 6, 2000, the Company received a response from the FDA indicating that the Company's responses appear to be satisfactory and will be verified during a subsequent inspection.

    In May 1999, the Company received a Warning Letter from the FDA that cited a number of significant observations related to its November 20 through December 11, 1998 inspection of the Company's manufacturing plant in Rockville, Maryland. On May 24, 1999, the Company responded in writing to each of the deficiencies cited in the Warning Letter. On November 19, 1999, the Company received a letter from the FDA stating that the Company's responses were considered adequate, and the Warning Letter was formally closed. Between November 30, and December 9, 1999, the FDA conducted a follow-up inspection of the Rockville facility that resulted in observations requiring corrective actions or response from the Company. On January 7, 2000, the Company responded in writing to each of the FDA observations. On March 21, 2000, the Company received a response from the FDA requesting additional information. Company representatives met with and provided information to FDA officials on April 27, 2000 and on May 5, 2000 responded in writing to requests for additional information. On June 6, 2000, the Company received a response from the FDA indicating that the Company's responses appear to be satisfactory and will be verified during a subsequent inspection.

    Although the FDA indicates that it is currently satisfied with the Company's responses to the items addressed in its inspections, if the FDA subsequently determines that it is not satisfied with the Company's records, procedures or corrective actions at either its Alameda or Rockville facilities, the FDA could take regulatory actions against the Company, including license suspension, revocation, and/or denial, seizure of products and/or injunction, and/or civil penalties or criminal sanctions. Any such FDA action is likely to have a material adverse effect upon the Company's ability to conduct operations by limiting our ability to manufacture and ship our products. In addition, failure of the Company to satisfy the FDA on these matters may adversely affect receiving approval for manufacturing at the Alameda facility and/or the Company's ability to export its products to certain international markets.

OUR RESEARCH AND DEVELOPMENT OF HIV URINE TESTS INVOLVES THE CONTROLLED USE OF HAZARDOUS MATERIALS.

    There can be no assurance that our safety procedures for handling and disposing of hazardous materials such as azide will comply with applicable regulations. In addition, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be held liable for damages from such an accident and that liability could have a material adverse effect on us.

WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES AND RESEARCH AND DEVELOPMENT PERSONNEL.

    As a small company with only 65 employees, our success depends on the services of key employees in executive and research and development positions. The loss of the services of one or more of such employees could have a material adverse effect on us.

AS A SMALL MANUFACTURER OF A MEDICAL DIAGNOSTIC PRODUCT, WE ARE EXPOSED TO PRODUCT LIABILITY AND RECALL RISKS FOR WHICH INSURANCE COVERAGE IS EXPENSIVE, LIMITED AND POTENTIALLY INADEQUATE.

    We manufacture medical diagnostic products which subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. A product recall or a successful product liability claim or claims which exceed our insurance coverage could have a material adverse effect on us. We maintain a $10,000,000 claims-made policy of product liability insurance. However, product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liabilities which we incur in connection with clinical trials or sales of our products.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER.

    Certain provisions of our Certificate of Incorporation and Bylaws could:

    - discourage potential acquisition proposals;

    - delay or prevent a change in control of Calypte;

    - diminish stockholders' opportunities to participate in tender offers for our common stock, including tender offers at prices above the then current market price; or

    - inhibit increases in the market price of our common stock that could result from takeover attempts.

WE HAVE ADOPTED A STOCKHOLDER RIGHTS PLAN THAT HAS CERTAIN ANTI-TAKEOVER
EFFECTS.

    On December 15, 1998, the Board of Directors of Calypte declared a dividend distribution of one preferred share purchase right for each outstanding share of Common Stock of the Company. The dividend is payable to the stockholders of record on January 5, 1999 with respect to each share of Common Stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. However, the rights should not interfere with any tender offer, or merger, which is approved by us because the rights do not become exercisable in the event of an offer or other acquisition exempted by Calypte's Board of Directors.

AN INVESTOR'S ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING
VOLUME.

    The trading volume in our common shares has been relatively limited. A consistently active trading market for our common stock may not continue.

WE MAY BE REMOVED FROM THE NASDAQ SMALLCAP MARKET IF WE FAIL TO MEET CERTAIN MAINTENANCE CRITERIA.

    The Nasdaq Stock Market inquired on two occasions whether we continue to meet the maintenance criteria for trading on the Nasdaq SmallCap Market. We currently meet the maintenance criteria but our ability to continue to do so will depend on whether we are able to maintain net tangible assets of at least $2,000,000 and whether the minimum bid price for our common stock exceeds $1.00 per share for at least ten consecutive business days during any period of 120 consecutive business days. The ability of our stockholders to sell their shares into an active trading market could be significantly impaired if we fail to meet the maintenance criteria and are removed from the Nasdaq SmallCap Market. In that case, our common stock would trade on either the OTC bulletin board, a regional exchange or in the pink sheets, which would likely result in an even more limited trading volume.

THE PRICE OF CALYPTE'S COMMON STOCK HAS BEEN HIGHLY VOLATILE DUE TO SEVERAL FACTORS WHICH WILL CONTINUE TO AFFECT THE PRICE OF OUR STOCK.

    Our common stock has traded as low as $1.28 per share and as high as $7.25 per share between January and September, 2000. Some of the factors leading to this volatility include:

    - price and volume fluctuations in the stock market at large which do not relate to our operating performance;

    - fluctuations in our operating results;

    - announcements of technological innovations or new products which we or our competitors make;

    - FDA and international regulatory actions;

    - availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

    - developments with respect to patents or proprietary rights;

    - public concern as to the safety of products that we or others develop;

    - changes in health care policy in the United States or abroad;

    - changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally; and

    - fluctuations in market demand for and supply of our products.

CALYPTE AND THE PRICE OF CALYPTE SHARES MAY BE ADVERSELY EFFECTED BY THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE.

    All outstanding shares of our common stock are freely tradable. Sales of common stock in the public market could materially adversely affect the market price of our common stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

THE SALE OF STOCK PURSUANT TO THE EQUITY LINE OF CREDIT MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS.

    The shares issuable to TIL pursuant to the equity line of credit will be issued at a 5% discount to the average daily price of our common stock. Accordingly, the shares of common stock then outstanding will be diluted. Depending on the price per share of our common stock during the twelve month period of the equity line of credit, we may need to register additional shares for resale to access the full amount of financing available, which could have a further dilutive effect on the value of our common stock.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

    As we sell shares of our common stock to TIL pursuant to the equity line of credit and then TIL sells the common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to draw down on the equity line of credit, we will be required to issue more shares of our common stock for any given dollar amount invested by TIL, subject to a designated minimum put price specified by us. This may encourage short sales, which could place further downward pressure on the price of our common stock.

                                USE OF PROCEEDS

    We will not realize any proceeds from the sale of the common stock by the selling security holders; rather, the selling security holders will receive those proceeds directly. However, we will receive cash infusions of capital if and when TIL purchases our common stock in accordance with the stock purchase agreement and upon the exercise of warrants held by TIL. We intend to use the proceeds from the sale of common stock to TIL for general working capital purposes including the development of new products and the expansion of our direct sales efforts.

                      THE COMMON STOCK PURCHASE AGREEMENT

SUMMARY

    We and TIL, a British Virgin Islands corporation, signed a common stock purchase agreement dated November 2, 2000 for the future issuance and purchase of our common stock. The initial closing for the transaction occurred on November 2, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates as follows: the investor, TIL, has committed up to $25 million to purchase our common stock over a twelve month period. Once per draw down period, we may request a draw of up to $6 million of the committed money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw down. The amount of money that TIL will provide to us and the number of shares we will issue to TIL in return for that money is settled twice during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. TIL receives a 5% discount to the market price for the 22 day period and we receive the settled amount of the draw down. At the time of each draw down, we will issue TIL a warrant to purchase a number of shares of our common stock equal to 6% of the draw down, exercisable for a period of three years. Each such warrant will have an exercise price equal to 115% of the daily closing price of the common stock on the day prior to the date the warrant is issued.

    We are under no obligation to request a draw down for any period. However if we do not draw down a minimum of $15 million over the term of the agreement, at the termination of the agreement we are obligated to issue TIL 6% warrant coverage or pay 5% in cash of the difference between (A) the lesser of $15 million and the maximum amount that the Company could have drawn down subject to the limitations of the agreement, and (B) the amount actually drawn. The aggregate total of all draws cannot exceed $25 million.

THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES

    We may request a draw down by faxing a draw down notice to TIL, setting out the amount of the draw down we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares.

    The maximum is $6 million subject to the following limiting formulas:

Maximum amount of     =   4.5% of Average Stock Price multiplied by Total Trading
draw down                 Volume

Where

Average Stock Price   =   Average of the daily volume-weighted price of our shares for the 3 months before the draw down notice date

Total Trading         =   Total trading volume for the 3 months before the draw down
Volume                    notice date.

    The next 22 trading days immediately following the draw down notice are used to determine the actual amount of money TIL will provide and the number of shares we will issue in return. The amount of the draw and the number of shares to be issued is determined and settled twice for the 22 trading day period, on the 13th and the 24th trading days following the draw down notice, and is calculated based on the following formula:

Number of shares of   =   Sum over each of the 22 trading days of 1/22 of the draw
common stock              down amount divided by 95% of the volume-weighted average
                          daily price for our shares on each trading day.

    If the daily price for any given trading day during the draw down period is below the threshold price we set in the draw down notice, then that day is not included in the calculation of the number of shares to be issued and the draw down amount that TIL is to pay to us is correspondingly reduced by 1/22 for that day. Thus, if the daily price for that day is below the threshold price, we will not issue any shares and TIL will not purchase any shares for that day. In addition, if trading of our common stock on Nasdaq SmallCap Market has been suspended for more than three hours in the aggregate, we will not issue any shares and TIL will not purchase any shares for that day.

    The following is an example of the calculation of the draw down amount and the number of shares to be issued to TIL in connection with that draw down based on certain assumptions.

SAMPLE DRAW DOWN AMOUNT CALCULATION

    - We provide a draw down notice to TIL that we wish to draw down $5,000,000.

    - The average of the daily volume weighted average prices of our common stock for the 3 months prior to the draw down notice is $2.35.

    - The total trading volume for the 3 months prior to the draw down notice is 45,292,200 shares.

    - The maximum dollar amount that can be drawn down is: 4.5% of $2.35 multiplied by 45,292,200 or $4,784,746.

    On these assumed facts, we could draw $4,784,746 out of the $5,000,000 requested in the draw down notice. Suppose that our notice specifies a threshold amount of $1.75, below which we will not sell any shares to TIL during this draw down period. If the volume-weighted average daily price of our common shares for each of the 22 days following the draw down notice is at least $1.75, we will be able to draw the maximum $4,784,746 amount. If on the other hand the volume-weighted average daily price of our common shares is below $1.75 on three of those 22 days, for example, the $4,784,746 would be reduced by 1/22 for each of those days and our draw down amount would be 19/22 of $4,784,746, or $4,132,280.

SAMPLE CALCULATION OF NUMBER OF SHARES

    Assume that the maximum draw down amount for the draw down period is $4,784,746 and assume that the daily volume weighted average price for our shares is as set out in the table below. The number of shares to be issued based on any trading day during the draw down period is calculated from the formula:

    (1/22 of the draw down amount) divided by (95% of the daily price).

    For the first trading day in the example in the table below, the calculation is as follows:

    (1/22 of $4,784,746) divided by (95% of $2.00 per share) or 114,468 shares.

    The number of shares to be issued for the draw down period in the example is calculated as follows:

    - for each trading day in the 22 day period, the number of shares to be issued is based on the average daily price of our shares for that day and calculated using the formula above; and

    - the number of shares to be issued for each of the 22 trading days is then totaled to arrive at the number of shares to be issued to TIL for the purchase price of $4,132,272, the draw down amount.

                                                      NUMBER OF
                                           DOWN      ISSUED BASED
                        AVERAGE DAILY   AMOUNT OF      ON THAT
     TRADING DAY        STOCK PRICE*    $4,784,746   TRADING DAY
---------------------   -------------   ----------   ------------
          1                2.000           217,488        114,468
          2                2.062           217,488        111,026
          3                2.062           217,488        111,026
          4                2.062           217,488        111,026
          5                2.000           217,488        114,468
          6                2.031           217,488        112,721
          7                2.218           217,488        103,218
          8                2.437           217,488         93,942
          9                1.875           217,488        122,100
         10                1.625            --            **
         11                1.500            --            **
         12                1.625            --            **
         13                1.937           217,488        118,191
         14                1.937           217,488        118,191
         15                2.000           217,488        114,468
         16                2.000           217,488        114,468
         17                2.093           217,488        109,382
         18                2.000           217,488        114,468
         19                2.093           217,488        109,382
         20                2.281           217,488        100,367
         21                2.218           217,488        103,218
         22                2.250           217,488        101,750
                                        ----------       --------
        TOTAL                           $4,132,272      2,097,890

------------------------

* The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

** Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

    In this fictitious example, and accounting for the three days where no shares were sold to TIL, we would issue 2,097,890 shares for this draw down period, and we would receive $4,132,272.00.

    The delivery of the requisite number of shares and payment of the draw is effected through an escrow agent, Epstein, Becker & Green, P.C. of New York.

    Only one draw down can occur during this 22 day draw down period.

NECESSARY CONDITIONS BEFORE TIL IS OBLIGED TO PURCHASE OUR SHARES

    The following conditions must be satisfied before TIL is obligated to purchase the common stock that we wish to sell:

    - A registration statement for the shares we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common stock purchased by TIL;

    - There can be no material adverse change in our business, operations, properties, or financial condition;

    - We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company unless the acquiring company has agreed to honor the stock purchase agreement;

    - No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

    - No litigation or proceeding involving the Company or the Company's affiliates, can be pending, nor any investigation by any governmental authority threatened against them which seeks to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

    - Trading in our common stock must not have been suspended by the Securities and Exchange Commission or the Nasdaq SmallCap Market nor shall minimum prices have been established on securities whose trades are reported by the Nasdaq SmallCap Market.

    On each draw down settlement date for the sale of common stock, we must deliver an opinion from our counsel about these matters.

    A further condition is that under the stock purchase agreement, we may not sell to TIL more than 19.9% of our common stock issued and outstanding on the initial closing date of the agreement, November 2, 2000, without obtaining approval from our stockholders for such excess issuance. In addition, the stock purchase agreement does not permit us to draw down funds if the issuance of shares of common stock to TIL in that draw down would result in TIL and its affiliates owning more than 9.9% of our common stock outstanding as of the draw down settlement date.

RESTRICTIONS ON OUR FUTURE FINANCINGS

    The stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the current market price for at least twelve months. Specifically, we may not sell our securities for cash at a discount to current market price until the earlier of

    - twelve months the effective date of the registration statement of which this prospectus is a part, or

    - sixty days after TIL has purchased the maximum of $25 million worth of common stock from us.

    There are important exceptions to this limitation. We can sell our shares for cash at a discount to the current market price:

    - in a registered public offering of our securities underwritten by one or more established investment banks;

    - in one or more private placements where the purchasers do not have registration rights;

    - under any employee benefit plan approved by our stockholders;

    - under any compensatory plan for a full-time employee or key consultant;

    - upon the exercise of any currently outstanding warrants;

    - in one private placement for up to $5 million in proceeds with registration rights; provided that the financing is arranged through Ladenburg Thalmann & Co. Inc.;

    - in one or more private placements with registration rights; provided that for each such private placement, the Company has drawn down the maximum amount allowed under the agreement for two consecutive months immediately prior to the month during which such financing is entered into;

    - in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; or

    - in a transaction for which TIL has given its written approval.

THE WARRANTS ISSUED TO TIL

    Under the stock purchase agreement, at the time of each draw down, we will issue TIL a warrant to purchase a number of shares of our common stock equal to 6% of the draw down, exercisable for a period of three years. Each such warrant will have an exercise price equal to 115% of the daily price of the common stock on the trading day prior to the draw down.

    We are under no obligation to request a draw for any period. However if we do not draw a minimum of $15 million over the term of the agreement, at the termination of the agreement we will have to issue TIL 6% warrant coverage or pay 5% in cash on the difference between (A) the lesser of $15 million and the maximum amount that the Company could have drawn down subject to the limitations of the agreement and, (B) the amount actually drawn. The aggregate total of all draws cannot exceed $25 million.

COSTS OF CLOSING THE TRANSACTION

    At the initial closing of the transaction on November 2, 2000, we delivered the requisite opinion of counsel to TIL and paid the escrow agent, Epstein Becker & Green P.C. $70,000, consisting of $35,000 for TIL's legal, administrative and escrow costs and $35,000 as a non-accountable expense allowance.

TERMINATION OF THE STOCK PURCHASE AGREEMENT

    TIL may terminate the equity draw down facility under the stock purchase agreement if any of the following events occur:

    - we suffer a material adverse change in our business, operations, properties, or financial condition and we have not cured the condition within sixty days;

    - our common stock is delisted from the Nasdaq SmallCap Market unless the delisting is in connection with the listing of such shares on a comparable stock exchange in the United States; or

    - we file for protection from creditors.

INDEMNIFICATION OF TIL

    TIL is entitled to customary indemnification from us on any losses or liabilities suffered by it based upon material misstatements or omissions contained in the registration statement and the prospectus, except as they relate to information supplied by TIL to us for inclusion in such registration statement and prospectus.

TIL'S RESALE OF THE COMMON STOCK

    TIL has agreed that its trading and distribution activities with respect to the common stock will be in compliance with all applicable United States state and federal securities laws, rules and regulations, and the rules and regulations of the Nasdaq SmallCap Market. All sales by TIL must be made in compliance with Regulation M under the Securities and Exchange Act of 1934.

    To permit TIL to resell the common stock issued to it under the stock purchase agreement or under the warrants, we agreed to register those shares and to maintain that registration. To that end, we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, in order to keep it effective until the earlier of any of the following dates:

    - the date that none of the shares of common stock covered by the registration statement of which this prospectus is a part are or may become issued and outstanding;

    - the date that all of the shares of common stock covered by the registration statement of which this prospectus is a part have been sold pursuant to the registration statement;

    - the date that all of the shares of common stock have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common stock without any restrictive legend; or

    - the date that all of such shares of common stock may be sold without any time, volume or manner limitations under Rule 144(k), any volume limitations under Rule 144 or similar provision then in effect under the Securities Act of 1933.

THE NUMBER OF SHARES WE WILL ISSUE TO TIL

    The number of shares of common stock that we will issue to TIL depends on six key factors:

    - the number of draw downs we exercise;

    - the average trading volumes for our common stock for the three months before each draw down period;

    - the average stock price for our common stock for the three months before each draw down period;

    - the average daily prices for our common stock on each of the 22 days during a draw down period;

    - the limitation that following the purchase of the shares issued in a draw down, TIL may not hold more than 9.9% of our outstanding shares; and

    - the limitation that we may not issue more than 5,022,369 shares, which is 19.9% of our issued and outstanding common stock on November 2, 2000, without the approval of our stockholders.

    The fewer the number of draw downs we exercise, the fewer the shares we will issue to TIL. The stock purchase agreement provides for 1 draw down in each draw down period consisting of 22 trading days. Thus, any decision by us to delay or forego any draw down opportunity may result in our being unable to exercise all draw downs available in the 12 month period.

    The average stock price and the total trading volume prior to a draw down period determine the maximum amount of the draw down for that period. A decline in the trading volume or price of our stock may result in a reduction in the amount of money we are able to draw down and a corresponding reduction in the number of shares we must issue for that period.

    The average daily price for each of the 22 trading days within a draw period and the draw down amount determine the number of shares we will issue to TIL. TIL will purchase those shares at a 5% discount to the average daily price.

    For any given draw down period, the lower the average daily price, the more shares of common stock TIL will receive for the draw down amount. The table in the section of this prospectus entitled "The Common Stock Purchase Agreement" and under the headings "The Draw Down Procedure and the Stock Purchases" and "Sample Calculation of Number of Shares" illustrates how a change in the daily stock price can affect the number of shares issued for a constant amount of draw down. This table uses a constant draw down amount of $217,488 for each day. When the stock price goes down, the number of shares issued goes up. Conversely, when the stock price goes up, the number of shares issued goes down.

    However, lower average daily prices through the term of the stock purchase agreement may not necessarily have the effect of substantially increasing the number of shares issued. Lower stock prices during one draw period will reduce the average stock price for the next draw down period. Assuming relatively constant trading volumes, this reduction may limit the draw down amount and the number of shares we can issue for that next draw down period.

    Based on a review of our trading volume and stock price history, a consideration of the factors above and the number of authorized but unissued and unreserved shares, we are registering 6,000,000 shares of common stock for possible issuance under the stock purchase agreement including shares underlying the warrants for common stock that will be granted to TIL. If we determine that it is in our best interests, we may amend this registration statement to register additional shares at some future date for issuance under the stock purchase agreement.

    In order to comply with the listing requirements of the Nasdaq SmallCap Market, we may not issue more than 5,022,369 shares, which is 19.9% of our issued and outstanding common stock on November 2, 2000, without the approval of our stockholders. In the event that we wish to draw amounts under the stock purchase agreement which would cause an issuance of more than 19.9% of our issued and outstanding shares, we must receive stockholder approval prior to any such draw down.

                            SELLING SECURITY HOLDERS

    Common stock registered for resale under this prospectus constitutes 23.8% of our issued and outstanding common stock on November 2, 2000.

    TIL is engaged in the business of investing in publicly-traded equity securities for its own account. TIL's principal offices are located at 21 Southhampton Row, London, WC1B5HS England. Investment decisions for TIL are made by its Board of Directors.

    TIL does not own any of our common stock or any other of our securities as of the date of this prospectus, and other than its obligations to purchase common stock under the stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between TIL and us other than the stock purchase agreement. Assuming that we fully utilize the $25 million available in the stock purchase agreement and that TIL sells all shares it acquired under that agreement or upon exercise of the warrants, TIL will no longer hold any of our common stock.

                              PLAN OF DISTRIBUTION

GENERAL

    TIL is offering the common stock for its account as statutory underwriter within the meaning of Section 2(a)(ii)(1) of the Securities Act of 1933, as amended, and not for our account. We will not receive any proceeds from the sale of common stock by TIL. TIL may be offering for sale up to approximately
15 million shares of common stock acquired by it either upon exercise of the warrant for common stock or pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement." TIL has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common stock and will be acting as an underwriter in its resales of the common stock under this prospectus. TIL has, prior to any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common stock in violation of Regulation M under the Exchange Act.

    The common stock may be sold from time to time by TIL or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq SmallCap Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. TIL is an underwriter in connection with such sales.

    The common stock may be sold in one or more of the following manners:

    - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer for its account under this prospectus; or

    - ordinary brokerage transactions and transactions in which the broker solicits purchases.

    In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common stock by the selling security holders. Brokers or dealers may receive commissions, discounts or other concessions from the selling security holders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling security holders (and, if they act as agent for the purchaser of such common stock, from such purchaser). Broker-dealers may agree with the selling security holders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such a broker dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold common stock at price required to fulfill the broker-dealer commitment to the selling security holders. Broker-dealers who acquire common stock as principal may thereafter resell such common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.

    In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    We will not receive any of the proceeds from the sale of these shares of common stock, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed TIL $35,000 for its legal, administrative and escrow costs.

    The selling security holders are subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids.

    In addition, in connection with the transactions in the common stock, we and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the Rules set forth above, and in so far as we and the selling security holders are distribution participants, Regulation M. These restrictions may affect the marketability of the common stock. The selling security holders will pay all commissions and certain other expenses associated with the sale of the common stock.

    We will use our best efforts to file, during any period in which offers or sales are being made, one or more post effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

    - the name of any such broker-dealers;

    - the number of shares of common stock involved;

    - the price at which the shares of common stock are to be sold;

    - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

    - that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

    - any other facts material to the transaction.

    The price at which we will issue the common stock to TIL under the stock purchase agreement will be 95% of current market price, measured as the average daily price of the common stock as traded on the Nasdaq SmallCap Market, for each day in the pricing period with respect to each draw down request, all as further defined in the stock purchase agreement. Assuming an average daily price of $2.00 (based on recent daily prices of the common stock as traded on the Nasdaq SmallCap Market in October, 2000), assuming we use the entire
$25 million of financing available under the stock purchase agreement, underwriting compensation for TIL based on the discounted purchase price will be $1,250,000, or $.10 per share.

LIMITED GRANT OF REGISTRATION RIGHTS

    We granted the registration rights to TIL described under the section entitled "The Common Stock Purchase Agreement".

    In connection with any such registration, we will have no obligation:

    - to assist or cooperate with TIL in the offering or disposition of such shares;

    - to indemnify or hold harmless the holders of any such shares (other than TIL) or any underwriter designated by such holders;

    - to obtain a commitment from an underwriter relative to the sale of any such shares; or

    - to include such shares within an underwritten offering of our shares of common stock.

    We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

    We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with TIL, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. See the section above entitled "The Common Stock Purchase Agreement."

                                 LEGAL MATTERS

    The validity of the issuance of the shares being offered hereby will be passed upon for us by Heller Ehrman White & McAuliffe LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements and schedule of Calypte Biomedical Corporation and subsidiary as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The reports of KPMG LLP covering the December 31, 1999, consolidated financial statements and schedule contain an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubts about the entity's ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee...................................  $  3,118.00
Nasdaq listing fee.....................................    35,000.00
Legal fees and expenses................................    45,000.00
Accountants' fees......................................    15,000.00
Miscellaneous..........................................     6,000.00
                                                         -----------
Total..................................................  $104,118.00
                                                         ===========

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    Calypte has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Calypte's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16. Exhibits.

    The exhibits filed as part of this Registration Statement are as follows:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         4.1            Form of Stock Purchase Warrant to purchase common stock
                        issued to TIL
         5.1            Opinion of Heller Ehrman White & McAuliffe LLP
        10.1            Common Stock Purchase Agreement between Calypte and TIL
                        dated November 2, 2000
        10.2            Registration Rights Agreement between Calypte and TIL dated
                        November 2, 2000
        10.3            Escrow Agreement among Calypte, TIL and Epstein, Becker &
                        Green, P.C. dated November 2, 2000
        23.1            Consent of KPMG LLP, Independent Auditors
        23.2            Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1)
        24.1            Power of Attorney (included on signature page to this
                        Registration Statement)

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Item 17. Undertakings

    (a) The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant, Calypte Biomedical Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on the 3rd day of November, 2000.

                                CALYPTE BIOMEDICAL CORPORATION

                                By:              /s/ NANCY E. KATZ
                                     ------------------------------------------
                                                   Nancy E. Katz
                                     CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF
                                           FINANCIAL OFFICER AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
              /s/ NANCY E. KATZ                Chief Executive Officer,             November 3, 2000
    ------------------------------------       President, Chief Financial Officer
                Nancy E. Katz                  and Director

                                               Chairman of Board of Directors
    ------------------------------------
                David Collins

        /s/ HOWARD B. URNOVITZ, PH.D.          Chief Science Officer and Director   November 3, 2000
    ------------------------------------
          Howard B. Urnovitz, Ph.D.

            /s/ WILLIAM A. BOEGER              Director                             November 3, 2000
    ------------------------------------
              William A. Boeger

            /s/ JOHN J. DIPIETRO               Director                             November 3, 2000
    ------------------------------------
              John J. DiPietro

              /s/ PAUL FREIMAN                 Director                             November 3, 2000
    ------------------------------------
                Paul Freiman

                                               Director
    ------------------------------------
           Julius R. Krevans, M.D.

           /s/ MARK NOVITCH, M.D.              Director                             November 3, 2000
    ------------------------------------
             Mark Novitch, M.D.

                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
                                               Director
    ------------------------------------
           Zafar I. Randawa, Ph.D.

           /s/ CLAUDIE E. WILLIAMS             Director                             November 3, 2000
    ------------------------------------
             Claudie E. Williams

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         4.1            Form of Stock Purchase Warrant to purchase common stock
                        issued to TIL
         5.1            Opinion of Heller Ehrman White & McAuliffe LLP
        10.1            Common Stock Purchase Agreement between Calypte and TIL
                        dated November 2, 2000
        10.2            Registration Rights Agreement between Calypte and TIL dated
                        November 2, 2000
        10.3            Escrow Agreement among Calypte, TIL and Epstein, Becker &
                        Green, P.C. dated November 2, 2000
        23.1            Consent of KPMG LLP, Independent Auditors
        23.2            Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1)
        24.1            Power of Attorney (included on signature page to this
                        Registration Statement)

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